Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Nutex Health, Inc. on Form S-3 (File No. 333-267686) Form S-8 (File No. 333-267710) and Form S-3 (File No. 333.269191) of our report dated March 2, 2023, with respect to our audits of the consolidated financial statements of Nutex Health, Inc. as of December 31, 2022 and 2021 and for each of the three the years in the period ended December 31, 2022, and our report dated March 2, 2023 with respect to our audit of internal control over financial reporting of Nutex Health, Inc. as of December 31, 2022,which reports are included in this Annual Report on Form 10-K of Nutex Health, Inc. for the year ended December 31, 2022.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp

Houston, Texas

March 2, 2023